Exhibit 99.1

One Marina Boulevard, #28-00 Singapore 018989	65.6890.7188 Main www.flextronics.com
P R E S S R E L E A S E
Warren Ligan
Senior Vice President, Investor Relations
+1.408.956.6553
investor_relations@flextronics.com
Renee Brotherton
Vice President, Corporate Communications
+1.408.576.7189
renee.brotherton@flextronics.com

FLEXTRONICS ANNOUNCES RECORD RESULTS FOR FOURTH QUARTER
AND FISCAL YEAR 2008
Record fourth quarter net sales increase 66% to $7.8 billion
Fourth quarter adjusted operating margin increases 40 basis points to 3.4%
Record fourth quarter adjusted net income increases 76% to $215 million
Record fourth quarter adjusted EPS increases 30% to $0.26
Record fiscal year net sales increase 46% to $27.6 billion
Record fiscal year adjusted net income increases 56% to $745 million
Record fiscal year adjusted EPS increases 28% to $1.02
Singapore, April 29, 2008 – Flextronics (NASDAQ: FLEX) today announced results for its fourth quarter and fiscal year ended March 31, 2008 as follows:

(US$ in millions, except EPS)	Three Month Periods Ended		Twelve Month Periods Ended
	March 31,	March 31,	March 31,	March 31,
	2008	2007	2008	2007
Net sales	$7,775	$4,677	$27,558	$18,854
GAAP operating income	$14	$77	$331	$376
Adjusted operating income (1)	$263	$141	$887	$570
GAAP net income	$(93)	$121	$(639)	$509
Adjusted net income (1)	$215	$122	$745	$478
GAAP EPS	$(0.11)	$0.20	$(0.89)	$0.85
Adjusted EPS (1)	$0.26	$0.20	$1.02	$0.80

(1)	A reconciliation of non-GAAP financial measures to GAAP financial measures is presented in Schedule II attached to this press release.
Fourth Quarter and Fiscal Year Results
Record net sales for the fourth quarter ended March 31, 2008 increased 66% to $7.8 billion, which represents an increase of $3.1 billion over the year ago quarter. Record adjusted operating profit for the fourth quarter ended March 31, 2008 increased 86% over the year ago quarter to $263 million, while adjusted operating margin improved 40 basis points to 3.4%. Record adjusted net income for the fourth quarter ended March 31, 2008 increased 76% over the year ago quarter to $215 million, while adjusted EPS increased 30% to a record $0.26.
Net sales for the fiscal year ended March 31, 2008 increased 46% to a record $27.6 billion, which represents an increase of $8.7 billion. Adjusted operating profit in fiscal year 2008 increased 56%, while adjusted operating

One Marina Boulevard, #28-00 Singapore 018989	65.6890.7188 Main www.flextronics.com
P R E S S R E L E A S E
margin improved 20 basis points to 3.2%. Adjusted net income in fiscal year 2008 increased 56% to a record $745 million, while adjusted EPS increased 28% to a record $1.02.
Cash and cash equivalents amounted to $1.7 billion at March 31, 2008. Operating cash flow generated $1.0 billion, while free cash flow (operating cash flow less net capital expenditures) amounted to $715 million during the fiscal year ended March 31, 2008.
“I am very proud of the hard work and contribution of our employees across the globe in making fiscal 2008 a transformational year for not only Flextronics, but perhaps the entire EMS industry. Our better than expected operating performance is attributable in part to the successful integration of the Solectron acquisition, which I believe is one of the most successful large scale acquisitions ever completed in any industry, as well as from operating a large diversified company, which is not overly dependent on a particular geographic region, market segment, customer or product,” said Mike McNamara, chief executive officer of Flextronics.
McNamara continued, “The acquisition was a defining event for our Company, as it created the most diversified and premier global supplier of advanced design and vertically integrated electronic manufacturing services. The scale, diversification and expanded breadth of capabilities gained through this acquisition have further enhanced our competitive position. We have become the leader in most EMS product market segments, and our increased scale and capabilities should enable us to further extend our reach and realize significant cost savings to increase shareholder value through greater generation of cash flow and earnings. Our customers’ solutions increasingly require cost structures and capabilities that can only be achieved through size, and our scale is clearly a significant competitive advantage.”
McNamara concluded by stating, “In addition to increasing our vertical capabilities throughout the year, we also diversified across more product categories by expanding into the PC, notebook, disposable medical devices and medical plastics markets. We have also added over 1000 design engineers across a variety of segments and have expanded our ODM/CDM portfolio. Through the revenue and scale that we have added, along with the continued geographic expansion and relentless drive to reduce operating expenses, we have increased our competitive advantage by offering our customers lower cost solutions with enhanced capabilities.”
Guidance
For the first quarter ending June 27, 2008, revenue is expected to be in the range of $8.0 billion to $8.5 billion and adjusted EPS is expected to be in the range of $0.27 – $0.29 per share.
GAAP earnings per share are expected to be lower than the guidance provided herein by approximately $0.07 per diluted share for quarterly intangible amortization and stock-based compensation expense, and by approximately $0.03 to $0.04 per diluted share for the remaining restructuring and other charges relating to the Solectron acquisition.
Conference Calls and Web Casts
A conference call hosted by Flextronics’s management will be held today at 1:30 p.m. PDT to discuss the Company’s financial results for the fourth quarter and fiscal year ended March 31, 2008. This call will be broadcast via the Internet and may be accessed by logging on to the Company’s website at www.flextronics.com. Additional information in the form of slide presentations may also be found on the Company’s site. Replays of the broadcasts will remain available on the Company’s website afterwards.
Minimum requirements to listen to the broadcast are Microsoft Windows Media Player software (free download at http://www.microsoft.com/windows/windowsmedia/download/default.asp) and at least a 28.8 Kbps bandwidth connection to the Internet.
About Flextronics
Headquartered in Singapore (Singapore Reg. No. 199002645H), Flextronics is a leading Electronics Manufacturing Services (EMS) provider focused on delivering complete design, engineering and manufacturing services to automotive, computing, consumer digital, industrial, infrastructure, medical and mobile OEMs. With

One Marina Boulevard, #28-00 Singapore 018989	65.6890.7188 Main www.flextronics.com
P R E S S R E L E A S E
the acquisition of Solectron, pro forma fiscal year 2008 revenues from continuing operations are more than US$33.6 billion. Flextronics helps customers design, build, ship, and service electronics products through a network of facilities in 30 countries on four continents. This global presence provides design and engineering solutions that are combined with core electronics manufacturing and logistics services, and vertically integrated with components technologies, to optimize customer operations by lowering costs and reducing time to market. For more information, please visit www.flextronics.com.
# # #
This press release contains forward-looking statements within the meaning of U.S. securities laws, including statements related to future revenue and earnings growth. These forward-looking statements involve risks and uncertainties that could cause the actual results to differ materially from those anticipated by these forward-looking statements. These risks include that revenue and earnings growth may not occur as expected; our dependence on industries that continually produce technologically advanced products with short life cycles; that we may not fully realize the expected synergies, revenues and earnings growth and cost savings from the Solectron acquisition, and that we may incur significant costs and charges associated with the acquisition; our ability to respond to changes in economic trends, to fluctuations in demand for customers’ products and to the short-term nature of customers’ commitments; competition in our industry, particularly from ODM suppliers in Asia; our dependence on a small number of customers for the majority of our sales and our reliance on strategic relationships with major customers; the challenges of effectively managing our operations, including our ability to manage manufacturing processes, control costs and manage changes in our operations; the challenges of integrating acquired companies and assets; not obtaining anticipated new customer programs, or that if we do obtain them, that they may not contribute to our revenue or profitability as expected or at all; our ability to utilize available and recently expanded manufacturing capacity; the risk of future restructuring charges that could be material to our financial condition and results of operations; our ability to design and quickly introduce world-class components products that offer significant price and/or performance advantages over competitive products; the impact on our margins and profitability resulting from substantial investments and start-up and integration costs in our components, design and ODM businesses; production difficulties, especially with new products; changes in government regulations and tax laws; not realizing expected returns from our retained interests in divested businesses; our exposure to potential litigation relating to intellectual property rights, product warranty and product liability; potential impairment of our intangible assets; our dependence on the continued trend of outsourcing by OEMs; the risks to our particular electronics and technology sector of economic instability and a slowdown in consumer spending; the effects of customer bankruptcies; supply shortages of required electronic components; the challenges of international operations, including fluctuations in exchange rates beyond hedged boundaries leading to unexpected charges; our dependence on our key personnel; and our ability to comply with environmental laws. Additional information concerning these and other risks is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports on Form 10-K, 10-Q and 8-K that we file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release are based on current expectations and Flextronics assumes no obligation to update these forward-looking statements.

One Marina Boulevard, #28-00 Singapore 018989	65.6890.7188 Main www.flextronics.com
P R E S S R E L E A S E
SCHEDULE I
FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Month Periods Ended		Twelve Month Periods Ended
	March 31, 2008	March 31, 2007	March 31, 2008	March 31, 2007
GAAP:

Net sales	$7,775,352	$4,676,752	$27,558,135	$18,853,688
Cost of sales	7,324,057	4,400,122	25,972,787	17,777,859
Restructuring charges	187,412	51,148	408,945	146,831

Gross profit	263,883	225,482	1,176,403	928,998

Selling, general and administrative expenses	246,304	144,172	807,029	547,538
Restructuring charges	3,770	4,461	38,743	5,026

Operating income	13,809	76,849	330,631	376,434

Intangible amortization	60,873	13,569	112,317	37,089
Other expense (income), net	—	(77,594)	51,769	(77,594)
Interest and other expense, net	32,220	14,923	100,878	91,986

Income (loss) before income taxes	(79,284)	125,951	65,667	324,953

Provision for income taxes	13,560	5,277	705,037	4,053

Income (loss) from continuing operations	(92,844)	120,674	(639,370)	320,900

Income from discontinued operations (net of tax)	—	—	—	187,738

Net income (loss)	$(92,844)	$120,674	$(639,370)	$508,638

EPS:
GAAP	$(0.11)	$0.20	$(0.89)	$0.85

Non-GAAP	$0.26	$0.20	$1.02	$0.80

Shares used in computing GAAP per share amounts	835,162	615,428	720,523	596,851

Shares used in computing Non-GAAP per share amounts	839,638	615,428	727,392	596,851

See Schedule II for the reconciliation of GAAP to non-GAAP financials measures.

One Marina Boulevard, #28-00	65.6890.7188 Main
Singapore 018989	www.flextronics.com
P R E S S R E L E A S E
SCHEDULE II
FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)
(In thousands, except per share amounts)

	Three Month Periods Ended					Twelve Month Periods Ended
		March 31,	% of	March 31,	% of	March 31,		March 31,	% of
		2008	Sales	2007	Sales	2008	% of Sales	2007	Sales

GAAP gross profit		$263,883	3.4%	$225,482	4.8%	$1,176,403	4.3%	$928,998	4.9%
Stock-based compensation expense		2,400		324		7,367		3,884
Restructuring and other charges	(2)	217,786		51,148		438,681		146,831

Non-GAAP gross profit		$484,069	6.2%	$276,954	5.9%	$1,622,451	5.9%	$1,079,713	5.7%

GAAP SG&A Expenses		$246,304	3.2%	$144,172	3.1%	$807,029	2.9%	$547,538	2.9%
Stock-based compensation expense		12,869		8,126		43,210		27,884
Restructuring and other charges	(2)	11,913		—		28,576		9,619

Non-GAAP SG&A Expenses		$221,522	2.8%	$136,046	2.9%	$735,243	2.7%	$510,035	2.7%

GAAP operating income		$13,809	0.2%	$76,849	1.6%	$330,631	1.2%	$376,434	2.0%
Stock-based compensation expense		15,269		8,450		50,577		31,768
Restructuring and other charges	(2)	233,469		55,609		506,000		161,476

Non-GAAP operating income		$262,547	3.4%	$140,908	3.0%	$887,208	3.2%	$569,678	3.0%

GAAP net income (loss)		$(92,844)	-1.2%	$120,674	2.6%	$(639,370)	-2.3%	$508,638	2.7%
Stock-based compensation expense		15,269		8,450		50,577		32,324
Restructuring and other charges	(2)	233,215		57,686		514,224		163,553
Intangible amortization	(3)	61,478		15,099		117,359		49,549
Other — impairment of investments	(4)	—		—		61,078		—
Other — foreign currency gain on liquidation	(5)	—		(79,844)		(9,309)		(79,844)
Other — gain on divestiture of operations	(6)	—		—		—		(181,228)
Adjustment for taxes	(7)	(2,587)		(137)		650,245		(14,817)

Non-GAAP net income		$214,531	2.8%	$121,928	2.6%	$744,804	2.7%	$478,175	2.5%

GAAP provision for (benefit from) income taxes		$13,560	0.2%	$5,277	0.1%	$705,037	2.6%	$4,053	0.0%
U.S. deferred tax asset impairment	(7)	—		—		(661,274)		—
Restructuring and other charges	(7)	214		—		5,751		23,012
Intangible amortization	(7)	2,373		137		5,278		478

Non-GAAP provision for income taxes		$16,147	0.2%	$5,414	0.1%	$54,792	0.2%	$27,543	0.1%

EPS:
GAAP		$(0.11)		$0.20		$(0.89)		$0.85

Non-GAAP		$0.26		$0.20		$1.02		$0.80

See the accompanying notes on Schedule IV attached to this press release.

One Marina Boulevard, #28-00	65.6890.7188 Main
Singapore 018989	www.flextronics.com
P R E S S R E L E A S E
          SCHEDULE III

FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
UNAUDITED GAAP CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2008	March 31, 2007
ASSETS

Current Assets:
Cash and cash equivalents	$1,719,948	$714,525
Accounts receivable, net	3,550,942	1,754,705
Inventories	4,118,550	2,562,303
Deferred income taxes	573	11,105
Other current assets	922,924	548,409

	10,312,937	5,591,047

Property and equipment, net	2,465,656	1,998,706
Deferred income taxes	32,598	669,898
Goodwill and other intangibles, net	5,876,741	3,264,320
Other assets	836,983	817,403

	$19,524,915	$12,341,374

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Bank borrowings, current portion of long-term debt and capital lease obligations	$28,591	$8,385
Accounts payable	5,311,337	3,440,845
Other current liabilities	2,061,087	1,038,838

Total current liabilities	7,401,015	4,488,068

Long-term debt, net of current portion:
Acquisition Term Loan due 2012 and 2014	1,709,256	—
6 1/2 % Senior Subordinated Notes due 2013	399,622	399,622
6 1/4 % Senior Subordinated Notes due 2014	402,090	389,119
1 % Convertible Subordinated Notes due 2010	500,000	500,000
Zero Coupon Convertible Junior Subordinated Notes due 2009	195,000	195,000
Other long-term debt and capital lease obligations	182,369	10,064
Other liabilities	571,119	182,842

Total shareholders’ equity	8,164,444	6,176,659

	$19,524,915	$12,341,374

One Marina Boulevard, #28-00	65.6890.7188 Main
Singapore 018989	www.flextronics.com
P R E S S R E L E A S E
SCHEDULE IV
FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(1)	To supplement Flextronics’ unaudited selected financial data presented on a basis consistent with Generally Accepted Accounting Principles (“GAAP”), the Company discloses certain non-GAAP financial measures that exclude certain charges, including non-GAAP gross profit, non-GAAP selling, general and administrative expenses, non-GAAP operating income, non-GAAP net income and non-GAAP net income per diluted share. These supplemental measures exclude, among other things, stock-based compensation expense, restructuring charges, intangible amortization, gains or losses on divestitures and certain other items. These non-GAAP measures are not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies. We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Flextronics’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Flextronics’s results of operations in conjunction with the corresponding GAAP measures. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of Company performance.
In calculating non-GAAP financial measures, we exclude certain items to facilitate a review of the comparability of the Company’s operating performance on a period-to-period basis because such items are not, in our view, related to the Company’s ongoing operational performance. We use non-GAAP measures to evaluate the operating performance of our business, for comparison with forecasts and strategic plans, for calculating return on investment, and for benchmarking performance externally against competitors. In addition, management’s incentive compensation is determined using these non-GAAP measures. Also, when evaluating potential acquisitions, we exclude the items described below from consideration of the target’s performance and valuation. Since we find these measures to be useful, we believe that investors benefit from seeing results “through the eyes” of management in addition to seeing GAAP results. We believe that these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:
•	the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;
•	the ability to better identify trends in the Company’s underlying business and perform related trend analyses;
•	a better understanding of how management plans and measures the Company’s underlying business; and
•	an easier way to compare the Company’s operating results against analyst financial models and operating results of competitors that supplement their GAAP results with non-GAAP financial measures.
The following are explanations of each of the adjustments that we incorporate into non-GAAP measures, as well as the reasons for excluding each of these individual items in the reconciliations of these non-GAAP financial measures:
Stock-based compensation expense consists of non-cash charges for the estimated fair value of stock options and unvested share bonus awards granted to employees and assumed in business acquisitions. The Company believes that the exclusion of these charges provides for more accurate comparisons of its operating results to peer companies due to the varying available valuation methodologies, subjective assumptions and the variety of award types. In addition, the Company believes it is useful to investors to understand the specific impact the application of SFAS 123R has on its operating results.
Restructuring charges include severance, impairment, lease termination, exit costs and other charges primarily related to the closures and consolidations of various manufacturing facilities. These costs may vary in size based on the Company’s acquisition and restructuring activities, are not directly related to ongoing or core business results, and do not reflect expected future operating expenses. These costs are excluded by the Company’s management in assessing current operating performance and forecasting its earnings trends, and are therefore excluded by the Company from its non-GAAP measures.
Intangible amortization consists of non-cash charges that can be impacted by the timing and magnitude of acquisitions. The Company considers its operating results without these charges when evaluating its ongoing performance and forecasting its earnings trends, and therefore excludes such charges when presenting non-GAAP financial measures. The Company believes that the assessment of its operations excluding these costs is relevant to its assessment of internal operations and comparisons to the performance of its competitors.

One Marina Boulevard, #28-00	65.6890.7188 Main
Singapore 018989	www.flextronics.com
P R E S S R E L E A S E
Gains or losses on divestiture of operations relate to discrete and unusual events associated with the sale of a non-core business of the Company. These gains or losses can vary significantly in size and do not reflect expected future operating impacts; therefore, it is useful to investors to highlight the specific results of these items on the Company’s operating results. The Company’s management excludes these items when evaluating its ongoing performance and forecasting its earnings trends, and therefore excludes such charges when presenting non-GAAP net income.
Other charges or gains consist of various other types of items that are not directly related to ongoing or core business results, such as integration costs associated with restructuring activities undertaken in connection with various business acquisitions, executive separation costs and cumulative foreign exchange adjustments to the cost basis of international entities that have been divested or liquidated. We exclude these items because they do not affect core operations. Excluding these amounts provide investors with a basis to compare Company performance against the performance of other companies without this variability.
Adjustment for taxes relates to the tax effects of the various adjustments that we incorporate into non-GAAP measures in order to provide a more meaningful measure on non-GAAP net income.
With the exception of net income and diluted earnings per share, the Reconciliation of GAAP to Non-GAAP Financial Measures as presented in Schedule II and discussed further below represent results from continuing operations. Net income and diluted earnings per share represent results for both continuing and discontinued operations.
(2)	During the three and twelve-month periods ended March 31, 2008, the Company recognized $232.2 million and $501.0 million, respectively, for charges related to restructuring and integration activities initiated by the Company in an effort to consolidate and integrate the Company’s global capacity and infrastructure as a result of its acquisition of Solectron Corporation. These activities, which included closing, consolidating and relocating certain manufacturing and administrative operations, elimination of redundant assets and reducing excess workforce and capacity, were intended to optimize the Company’s operational efficiency post acquisition.
In addition to the restructuring, integration and other costs described above, the Company also recognized $10.7 million in restructuring charges for employee termination costs in Europe during the first quarter of fiscal 2008. These costs are reflected in the twelve-month period ended March 31, 2008.
During the three month period ended March 31, 2007, the Company recognized restructuring charges primarily related to the closures and consolidations of various manufacturing facilities.
During the twelve-month period ended March 31, 2007, the Company also recognized restructuring and other charges related to the impairment, lease termination, exit costs and other charges primarily related to the disposal and exit of certain real estate owned and leased by the Company in order to reduce its investment in property, plant and equipment.
(3)	During the three and twelve-month periods ended March 31, 2008, the Company recognized an incremental $30.0 million in intangible amortization expense for the write-off of a certain license due to technological obsolescence.

(4)	During the twelve-month period ended March 31, 2007, the Company recognized a loss on sale, other-than-temporary impairment and related charges on certain of its non-core investments, primarily resulting from a divestiture of a certain investment for which the Company received approximately $57.4 million in cash proceeds during the quarter ended March 31, 2008.

(5)	During the twelve-month period ended March 31, 2008 and the three and twelve-month periods ended March 31, 2007, the Company recognized net foreign exchange gains in connection with the divestiture of certain international entities.

(6)	During the twelve-month period ended March 31, 2007, the Company recognized a pretax gain associated with the divestiture of the Company’s Software Development and Solutions business in September 2006.

(7)	The Company recognized non-cash tax expense of $661.3 million during the twelve-month period ended March 31, 2008 principally resulting from the Company’s re-evaluation of previously recorded deferred tax assets in the United States, which are primarily comprised of tax loss carry forwards, and the determination that the likelihood that certain deferred tax assets will be realized has decreased because the Company expects future projected taxable income in the United States will be lower as a result of increased interest expense resulting from the term loan entered into as part of the acquisition of Solectron. During the three and twelve-month periods ended March 31, 2008 and 2007, the Company also recognized tax benefits related to its restructuring and other activities, and amortization of intangible assets.

One Marina Boulevard, #28-00	65.6890.7188 Main
Singapore 018989	www.flextronics.com
P R E S S R E L E A S E
During the twelve-month period ended March 31, 2007, the Company also recognized $1.3 million in tax benefits related to the amortization of intangible assets attributable to discontinued operations. These tax benefits were offset by $10.0 million in tax expense attributable to discontinued operations associated with the gain recognized on the divestiture of the Company’s Software Development and Solutions business during the twelve-month period ended March 31, 2007. Tax benefits and expense attributable to discontinued operations are included as tax adjustments in the Company’s reconciliation of GAAP net income (loss) to non-GAAP net income, but are not included in the Company’s reconciliation of GAAP provision for (benefit from) income taxes to the corresponding non-GAAP measure as GAAP provision for (benefit from) income taxes represents results from continuing operations.